AQUA SOCIETY, INC.

Konrad-Adenauer Strasse 9-13	Tel: 49-(0)-6031-791760
45699 Herten, Germany	Fax: 49-(0)-6031-791762

AQUA SOCIETY INC. ANNOUNCES NEW MANAGEMENT TEAM AND BOARD OF DIRECTORS

Herten, Germany – November 7, 2006, Aqua Society, Inc. (OTC BB: AQAS) (the “Company”) announced today that it has made a number of changes to its management team. Effective as of October 31, 2006, Robert Terberg replaced Petrus Lodestijn as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary, and also replaced Mr. Lodestijn on the Company’s Board of Directors. In addition, Hubert Hamm was appointed to the Company’s Board of Directors and Hugo van der Zee was appointed as Chairman of the Company’s Board of Directors. Mr. Lodestijn’s resignation was voluntary and did not involve any disagreements with the Company or its operations, policies or practices. Dr. Erwin Oser continues to act on the Company’s Board of Directors.

Robert Terberg has over 20 years of experience acting in commercial positions within Europe, Asia and Africa and in executive positions in The Netherlands. During the last 3 months, Mr. Terberg has acted as an outside advisor to the Company and its operating subsidiary, Aqua Society GmbH, with respect to the restructuring and reorientation of its operations. During this process, Mr. Terberg has, within a very short period of time, assisted the Company in reducing its overhead and assisted the Company in the transition from its research and development phase to its product marketing phase. In addition to taking over as the Company’s Chief Executive Officer, President, Secretary, Chief Financial Officer and Treasurer, and as a member of the Company’s Board of Directors, Mr. Terberg has been appointed as a managing director of Aqua Society GmbH and will assist Hubert Hamm in managing its day-to-day operations. Mr. Terberg resides in, and is a citizen of, the Netherlands.

Hugo van der Zee is a lawyer by education, and practised for a number of years as a tax adviser. In 1990, Mr. van der Zee was admitted as a partner of the firm Deloitte & Touche. In 1994, Mr. van der Zee was assigned to Deloitte & Touche’s Central and Eastern European office where he acted as Chairman of the firm’s tax and legal affairs departments for the region. In 1997, Mr. van der Zee was appointed as Chairman of Deloitte and Touche Amsterdam. In 1999, Mr. van der Zee founded and managed the Technology Pioneers Program at the World Economic Forum in Davos, Switzerland. In 2004, Mr. van der Zee cofounded the Corgwell Group B.V., an advisory company that provides advice on a number of corporate governance, organization and management issues. In addition, in 2006, Mr. van der Zee became a partner of the firm Sage Partners LLC, a consulting firm that provides managerial advice and expertise to emerging companies. Mr. van der Zee is also a citizen of the Netherlands, however he resides in Switzerland.

Hubert Hamm is the inventor of a number of the Company’s technologies and runs the day-to-day operations of Aqua Society GmbH. Mr. Hamm has over 20 years of experience in the research and development, construction, maintenance and optimization of large-scale refrigeration plants, primarily for applications in mining and tunnel construction. From 1986 to 2001, Mr. Hamm worked in various management positions at RAG (formerly Ruhrkohle AG), a multi-billion dollar international mining and energy company. Mr. Hamm was the head of RAG’s HVAC&R department from 1994 to 2001. Since 2001, Mr. Hamm has been the head of his own engineering consulting firm, specializing in the development of HVAC&R technologies. Mr. Hamm is a citizen of, and resides in, Germany.

Aqua Society GmbH is the operating subsidiary of the Company. The Company designs and develops technologies for application in the areas of refrigeration, water purification and waste water treatment. Currently, Aqua Society’s main focus is on the marketing and licensing of its products and systems. In late-2005, Aqua Society, announced that it had developed its “Yellow Box” product, a device that partially transforms the thermal energy of low temperature waste heat into mechanical or electrical energy, thereby increasing the efficiency of cogeneration plants. The Company hopes to present this product to industry experts before the end of the year.

Aqua Society Inc.’s shares are traded on the German stock exchange in Frankfurt (WKN: A0DPH0, ISIN: US03841C1009) and in the United States on the OTC Bulletin Board (OTC BB: AQAS).

For more information on our technologies, please visit our website at www.aqua-society.com or contact:

Aqua Society GmbH
Konrad-Adenauer Str. 9-13
45699 Herten
Tel.: 02366-30 52 54
Email: presse@aqua-society.com

AQUA SOCIETY, INC.

/s/ Robert Terberg
Robert Terberg

This Press Release may contain, in addition to historical information, forward-looking statements. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, many of the Company’s products are still in the development stage and the Company has not earned any significant revenues from the sale of its products. The majority of the Company’s revenues to date have been generated by the provision of HVAC&R consulting services and the Company has earned significant losses to date. There are no assurances that the Company will be able to successfully develop or market its technologies

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.